Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES RECORD THIRD QUARTER 2008 RESULTS

RADNOR, PA (BusinessWire) November 5, 2008 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended September 30, 2008 and provided updates to full-year 2008 guidance.

Third Quarter 2008 Highlights and Guidance Update

Third quarter 2008 highlights and results, with comparisons to third quarter 2007 results, included the following:

•

Quarterly record oil and gas production of 11.7 billion cubic feet of natural gas equivalent (Bcfe), or 127.1 million cubic feet of natural gas equivalent (MMcfe) per day, as compared to 11.1 Bcfe, or 120.7 MMcfe per day;

•	Quarterly record operating income of $122.3 million, as compared to $51.9 million;

•	Operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $97.5 million as compared to $78.9 million;

•

Quarterly record adjusted net income, a non-GAAP measure which excludes the effects of a non-cash change in derivatives fair value, of $46.1 million, or $1.08 per diluted share, as compared to $18.6 million, or $0.49 per diluted share;

•	Quarterly record net income of $123.7 million, or $2.90 per diluted share, as compared to net income of $17.1 million, or $0.45 per diluted share; and

•	Full-year oil and gas production guidance of between 46.5 and 47.5 Bcfe, or between 127.0 and 129.8 MMcfe per day, as compared to the previous guidance range of 46.5 to 48.0 Bcfe.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

In the third quarter of 2008, operating income was a record $122.3 million, which was $70.4 million, or 136 percent, higher than the third quarter of 2007. The increase was primarily due to 228 percent higher operating income in the oil and gas segment, 48 percent higher operating income in the coal and natural resource management segment (PVR Coal & Natural Resource Management) and lower corporate general and administrative (G&A) expense, partially offset by two percent lower operating income in the natural gas midstream segment (PVR Midstream).

Operating cash flow in the third quarter of 2008 increased to $97.5 million, up $18.6 million, or 24 percent, as compared to the third quarter of 2007 primarily due to the increase in operating income, partially offset by an increase in cash paid to settle derivatives, a “make-whole” payment related to the early repayment of senior unsecured notes of Penn Virginia Resource Partners, L.P. (PVR) and higher cash income taxes paid.

The increase in adjusted net income in the third quarter of 2008 as compared to the third quarter of 2007 was primarily due to the increase in operating income, partially offset by the increase in cash paid to settle derivatives.

The increase in net income in the third quarter of 2008 as compared to the third quarter of 2007 was primarily due to a $129.6 million increase in derivatives income, resulting mainly from changes in the valuation of unrealized derivative positions, and higher operating income, partially offset by higher income tax expense and higher minority interest.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “We are pleased with this quarter’s record results, with strong contributions from our oil and gas segment and our PVR Coal & Natural Resource Management segment. Our oil and gas segment benefited from record quarterly production and high commodity prices, while PVR Coal & Natural Resource Management reported record operating income and average coal royalties per ton.

“We expect growth in our oil and gas segment from a number of our project areas, including the Lower Bossier (Haynesville) Shale in East Texas, the Granite Wash formation in the Mid-Continent region, the Selma Chalk in Mississippi and Appalachian horizontal coalbed methane (HCBM). We are encouraged by all of our initial Lower Bossier Shale horizontal wells, Granite Wash horizontal wells and Selma Chalk horizontal wells for which we have results. In Appalachia, in addition to continued HCBM drilling, we have expanded our acreage position in areas of Pennsylvania that we believe to be prospective for the Marcellus Shale with initial exploration expected in late 2009.

“PVR continues to experience growth in the cash flows from its coal and natural resource management and midstream segments as a result of strong coal fundamentals and increased system throughput volumes due to recent midstream expansions and acquisitions. PVR Coal & Natural Resource Management had a solid third quarter due to the rise in average coal royalties per ton to a record $3.92, which was 42 percent higher than the prior year quarter and 10 percent higher than the second quarter of 2008. The increase was primarily due to the renewals of a substantial portion of PVR’s lessees’ contracts for production in Central Appalachia and the Illinois Basin at higher prices.

“During the third quarter, PVR Midstream increased its system throughput volumes by 55 percent over the prior year quarter and 16 percent relative to the second quarter of 2008 as a result of contributions from two new processing plants and recent acquisitions of gathering and transportation systems in Texas. However, the increase in system throughput volumes in the quarter was more than offset by the impact of Hurricane Ike, which forced PVR Midstream to curtail natural gas liquids (NGL) production during September and October.

“We own 77 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and largest limited partner unitholder of PVR. PVG currently provides approximately $46 million of annualized cash distributions to PVA – approximately 19 percent higher than the annualized amount in the prior year quarter.

“Like most of the independent oil and gas industry, we are taking a cautious approach to our capital spending plans as we exit 2008 and enter 2009. We are in the process of designing our 2009 capital spending budget, which will reflect our ongoing view of industry and capital markets conditions. Based on currently available information, we believe our inventory of drilling locations and financial position is sufficient to allow us to continue to grow production and reserves in 2009.”

Oil and Gas Segment Review

Record third quarter 2008 oil and gas production of 11.7 Bcfe was five percent higher than the 11.1 Bcfe in the third quarter of 2007 and was two percent higher than the 11.4 Bcfe in the second quarter of 2008. See PVA’s separate operational update news release dated October 29, 2008 for a more detailed discussion of third quarter 2008 drilling and production operations for the oil and gas segment.

Oil and gas segment operating income for the third quarter of 2008 was $89.0 million, a 228 percent increase from the $27.2 million in the third quarter of 2007. Total oil and gas revenues increased by 84 percent from $85.3 million in the third quarter of 2007 to $156.7 million in the third quarter of 2008. The increase in revenues was primarily attributable to a 61 percent increase in the realized natural gas price and a 63 percent increase in the realized crude oil price. Revenues also grew as a result of the production increase, which was primarily attributable to a 441 percent increase in NGL production as a result of the new PVR Midstream processing plant in East Texas.

In the third quarter of 2008, total oil and gas segment expenses increased by $9.6 million, or 16 percent, to $67.7 million, or $5.79 per Mcfe produced, from $58.2 million, or $5.24 per Mcfe produced, in the third quarter of 2007, as discussed below:

•

Third quarter 2008 cash operating expenses increased by $6.0 million, or 29 percent, to $26.7 million, or $2.29 per Mcfe produced, from $20.8 million, or $1.86 per Mcfe produced, in the third quarter of 2007. The overall increase in cash operating expenses was primarily due to the production increase. Increases in cash operating expenses per unit of production as compared to the prior year quarter are discussed below:

•

Lease operating expense increased to $1.29 per Mcfe from $1.10 per Mcfe, primarily due to increased compressor rentals in the East Texas region due to volume growth, where PVA’s drilling program is highly active, and increased processing fees related to PVR Midstream’s East Texas gas processing plant;

•

Taxes other than income increased to $0.56 per Mcfe from $0.39 per Mcfe, primarily due to increased severance taxes related to higher commodity prices in the third quarter of 2008 relative to the prior year quarter; and

•	G&A expense increased to $0.44 per Mcfe from $0.37 per Mcfe, primarily due to increased staffing costs.

•

Exploration expense decreased to $8.3 million in the third quarter of 2008, as compared to $12.9 million in the prior year quarter, primarily due to decreases in dry hole costs and leasehold expenses, partially offset by increases in geological, geophysical and other expenses.

•

Depletion, depreciation and amortization (DD&A) expense increased by $10.5 million, or 47 percent, to $32.7 million, or $2.79 per Mcfe, in the third quarter of 2008 from $22.2 million, or $2.00 per Mcfe, in the prior year quarter. The overall increase in DD&A expense was primarily due to the higher depletion rate per unit of production, a result of higher drilling costs and acquisitions as well as the production increase.

Coal & Natural Resource Management and Natural Gas Midstream Segment Review (PVR and PVG)

Operating income for PVR Coal & Natural Resource Management increased 48 percent to $26.3 million in the third quarter of 2008 from $17.7 million in the prior year quarter. Hurricane-related curtailments caused operating income for PVR Midstream to decrease two percent to $13.7 million in the third quarter of 2008 from $14.1 million in the prior year quarter. Financial and operational results and full-year 2008 guidance for each of these segments are provided in the financial tables later in this release. In addition, operational updates for these segments are discussed in more detail in PVR’s news release dated November 5, 2008 (please visit PVR’s website, www.pvresource.com under “For Investors,” for a copy of the release).

As previously announced, on November 19, 2008, PVG will pay to unitholders of record as of November 6, 2008 a quarterly cash distribution covering the period of July 1 through September 30, 2008 in the amount of $0.38 per unit, or an annualized rate of $1.52 per unit. On an annualized basis, this represents a $0.08 per unit, or six percent, increase over the annualized distribution of $1.44 per unit paid for the second quarter of 2008 and a 27 percent increase over the annualized distribution of $1.20 per unit for the same quarter of 2007.

As a result of PVG’s distribution increase, PVA will receive a cash distribution of approximately $11.4 million in the fourth quarter of 2008, which would be approximately $45.7 million on an annualized basis.

PVG owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest limited partner unitholder. PVG derives its cash flow solely from cash distributions received from PVR. As the owner of the general partner and largest unitholder of PVG, PVA reports its financial results on a consolidated basis with the financial results of PVG.

A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” table in this release. Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations and corporate are therefore highlighted. Management believes that this is useful since the oil and gas and corporate segments provide a majority of the cash flow from operations generated by PVA, as compared to distributions PVA receives from PVG. Management believes that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.

Capital Resources and Impact of Derivatives

As of September 30, 2008, PVA had outstanding borrowings of $410.0 million, including $230.0 million of convertible senior subordinated notes due 2012 and $180.0 million of borrowings under its $479.0 million revolving credit facility. The $58.0 million increase in outstanding borrowings as compared to the $352.0 million at December 31, 2007 was primarily due to higher spending to fund PVA’s oil and gas capital expenditures during the first nine months of 2008.

As of September 30, 2008, PVR had outstanding borrowings of $558.1 million under its $700 million revolving credit facility. The $146.4 million increase in outstanding borrowings as compared to the $411.7 million as of December 31, 2007 was primarily due to acquisitions and capital expenditures during the first nine months of 2008, partially offset by the net proceeds from a public offering of common units in May 2008. In July 2008, $58.4 million of senior unsecured notes were repaid, resulting in a $3.8 million make-whole payment to noteholders.

Consolidated interest expense increased from $10.8 million in the third quarter of 2007 to $11.9 million in the third quarter of 2008. The increase was due to higher weighted average levels of outstanding borrowings during the third quarter of 2008 as compared to the prior year quarter.

Based on derivatives currently in place for natural gas production, PVA has hedged approximately 55 percent of natural gas production for the fourth quarter of 2008, based on the midpoint of production guidance, at weighted average floors and ceilings of $8.50 and $11.15 per MMBtu. In 2009, PVA has hedged approximately 42 million cubic feet of natural gas per day at weighted average floors and ceilings of $8.94 and $11.72 per MMBtu. See the Guidance Table included in this release for details of production guidance and derivative positions.

Due to decreases in natural gas and crude oil prices experienced during the third quarter, the mark-to-market valuation of PVA and PVR open hedging positions resulted in derivatives income of $125.1 million, as compared to expense of $4.5 million in the prior year quarter. Included in derivatives income for the third quarter of 2008 was $109.4 million related to PVA’s oil and gas segment and $15.7 million of derivatives income related to PVR. Cash settlements of derivatives included in these amounts resulted in net cash payments of $19.8 million during the third quarter of 2008, as compared to $0.6 million of net cash receipts in the third quarter of 2007. Included in the cash settlement of derivatives for the third quarter of 2008 was $5.7 million of net cash payments related to PVA’s oil and gas segment and $14.1 million of net cash payments related to PVR. Most of the mark-to-market based derivative income represents prospective future payments assuming commodity prices remain as indicated by the futures markets on the September 30, 2008 valuation date.

Guidance for 2008

See the Guidance Table included in this release for guidance estimates for full-year 2008. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s and PVR’s operating environments change.

Third Quarter 2008 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss third quarter 2008 financial and operational results for PVA, is scheduled for Thursday, November 6, 2008 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVA’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until November 20, 2008 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #300120. An on-demand replay of the conference call will be available at PVA’s website beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the United States, including the Cotton Valley play in East Texas, the Selma Chalk play in Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. PVA also owns approximately 77 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unitholder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information, please visit PVA’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; the relationship between natural gas, NGL, oil and coal prices; the projected demand for and supply of natural gas, NGLs, crude oil and coal; the availability and costs of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated proved oil and gas reserves and recoverable coal reserves; PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to its general partner and its unitholders; the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; operating risks, including unanticipated geological problems, incidental to our business and to PVR’s coal or natural gas midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our oil and natural gas production, of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Natural gas	$101,911	$65,310	$295,636	$193,961
Crude oil	13,764	6,299	37,442	14,985
Natural gas liquids (NGLs)	10,481	1,290	18,887	3,458
Natural gas midstream	184,914	100,370	494,260	310,095
Coal royalties	33,308	24,426	88,911	73,455
Gain on the sale of property and equipment	31,279	12,312	31,335	12,436
Other	9,955	5,751	28,690	16,036

Total revenues	385,612	215,758	995,161	624,426

Expenses
Cost of midstream gas purchased	155,564	76,192	408,247	251,000
Operating	23,437	17,602	66,653	47,557
Exploration	8,346	12,873	19,765	23,610
Taxes other than income	7,671	5,156	23,325	15,995
General and administrative (excluding equity-based compensation)	16,211	15,109	49,299	42,616
Equity-based compensation - (a)	2,078	1,330	5,707	3,923
Impairment of oil and gas properties	—	2,405	—	2,405
Depreciation, depletion and amortization	49,978	33,207	133,481	89,823

Total expenses	263,285	163,874	706,477	476,929

Operating income	122,327	51,884	288,684	147,497

Other income (expense)
Interest expense	(11,938)	(10,843)	(31,600)	(25,878)
Other	(4,088)	576	(782)	2,536
Derivatives	125,132	(4,455)	(4,387)	(22,068)

Income before minority interest and income taxes	231,433	37,162	251,915	102,087

Minority interest	28,276	9,135	52,252	27,659
Income tax expense	79,419	10,913	75,792	29,033

Net income	$123,738	$17,114	$123,871	$45,395

Per share data:

Net income per share, basic	$2.95	$0.45	$2.96	$1.20

Net income per share, diluted - (b)	$2.90	$0.45	$2.94	$1.19

Weighted average shares outstanding, basic	41,881	37,898	41,715	37,748
Weighted average shares outstanding, diluted	42,544	38,213	42,028	38,045

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Production
Natural gas (MMcf)	10,046	10,407	29,869	27,872
Crude oil (MBbls)	117	87	331	240
NGLs (MBbls)	157	29	300	96
Total natural gas, crude oil and NGL production (MMcfe)	11,690	11,102	33,655	29,888

Prices
Natural gas ($ per Mcf)	$10.14	$6.28	$9.90	$6.96
Crude oil ($ per Bbl)	$117.64	$72.40	$113.12	$62.44
NGLs ($ per Bbl)	$66.76	$44.48	$62.96	$36.02

(a)	- Our equity-based compensation expense includes our stock option expense and the amortization of restricted stock and units in accordance with SFAS No. 123(R), Share-Based Payment.
(b)	- Diluted EPS net income per share includes an adjustment to net income for the dilutive effect of PVR’s net income allocated to PVR units that we own and have awarded under PVR’s long-term incentive compensation plan.

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets	$251,173	$244,072
Net property and equipment	2,399,454	1,899,014
Other assets	259,994	110,375

Total assets	$2,910,621	$2,253,461

Liabilities and shareholders’ equity
Current liabilities	$285,490	$261,899
Long-term debt of PVA	410,000	352,000
Long-term debt of PVR	558,100	399,153
Other liabilities and deferred taxes	327,075	251,149
Minority interests of subsidiaries	309,191	179,162
Shareholders’ equity	1,020,765	810,098

Total liabilities and shareholders’ equity	$2,910,621	$2,253,461

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cash flows from operating activities
Net income	$123,738	$17,114	$123,871	$45,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	49,978	33,207	133,481	89,823
Derivative contracts:
Total derivative losses (gains)	(123,628)	6,053	8,516	25,569
Cash settlements of derivatives	(19,755)	586	(46,740)	2,281
Deferred income taxes	62,050	9,218	61,545	21,902
Minority interest	28,276	9,135	52,252	27,659
Gain on sale of property and equipment	(31,279)	(12,312)	(31,335)	(12,436)
Impairment of oil and gas properties	—	2,405	—	2,405
Dry hole and unproved leasehold expense	5,520	11,991	14,992	20,707
Other	2,622	1,523	1,504	2,918

Operating cash flow (see attached table “Certain Non-GAAP Financial Measures”)	97,522	78,920	318,086	226,223
Changes in operating assets and liabilities	(5,727)	(2,736)	(41,399)	(17,242)

Net cash provided by operating activities	91,795	76,184	276,687	208,981

Cash flows from investing activities
Acquisitions	(162,078)	(162,794)	(278,185)	(239,018)
Additions to property and equipment	(162,857)	(109,685)	(392,031)	(308,987)
Other	33,215	29,142	33,954	29,385

Net cash used in investing activities	(291,720)	(243,337)	(636,262)	(518,620)

Cash flows from financing activities
Dividends paid	(2,351)	(2,130)	(7,037)	(6,370)
Distributions paid to minority interest holders	(17,917)	(12,937)	(45,829)	(36,402)
Borrowings from bank indebtedness	46,431	—	46,431	—
Net proceeds from (repayments of) PVA borrowings	(25,000)	86,000	58,000	193,500
Net proceeds from PVR borrowings	176,600	89,000	146,000	146,000
Net proceeds from issuance of PVR partners’ capital	—	—	138,015	—
Other	(2,311)	(188)	8,475	7,376

Net cash provided by financing activities	175,452	159,745	344,055	304,104

Net decrease in cash and cash equivalents	(24,473)	(7,408)	(15,520)	(5,535)
Cash and cash equivalents - beginning of period	43,480	22,211	34,527	20,338

Cash and cash equivalents - end of period	$19,007	$14,803	$19,007	$14,803

PENN VIRGINIA CORPORATION

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
	Amount	(per Mcfe)(a)
Three Months Ended September 30, 2008

Production
Total natural gas, crude oil and NGLs (MMcfe)	11,690
Natural gas (MMcf)	10,046
Crude oil (MBbls)	117
NGLs (MBbls)	157
Coal royalty tons (thousands of tons)			8,496
Midstream system throughput volumes (MMcf)				27,744

Revenues
Natural gas	$101,911	$10.14	$—	$—	$—	$101,911
Crude Oil	13,764	117.64	—	—	—	13,764
NGL	10,481	66.76	—	—	—	10,481
Natural gas midstream	—		—	241,282	(56,368)	184,914
Coal royalties	—		33,308	—	—	33,308
Gain on the sale of property and equipment	30,509		770	—	—	31,279
Other	60		7,582	2,334	(21)	9,955

Total revenues	156,725	13.41	41,660	243,616	(56,389)	385,612

Expenses
Cost of midstream gas purchased	—	—	—	211,262	(55,698)	155,564
Operating expense	15,067	1.29	2,877	6,164	(671)	23,437
Exploration	8,346	0.71	—	—	—	8,346
Taxes other than income	6,537	0.56	373	596	165	7,671
General and administrative	5,122	0.44	3,321	3,757	6,089	18,289
Depreciation, depletion and amortization	32,665	2.79	8,794	8,109	410	49,978

Total expenses	67,737	5.79	15,365	229,888	(49,705)	263,285

Operating income (loss)	$88,988	$7.62	$26,295	$13,728	$(6,684)	$122,327

Additions to property and equipment and acquisitions	$213,572		$497	$172,356	$(61,490)	$324,935

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
	Amount	(per Mcfe)(a)
Three Months Ended September 30, 2007

Production
Total natural gas, crude oil and NGLs (MMcfe)	11,102
Natural gas (MMcf)	10,407
Crude oil (MBbls)	87
NGLs (MBbls)	29
Coal royalty tons (thousands of tons)			8,842
Midstream system throughput volumes (MMcf)				17,844

Revenues
Natural gas	$65,310	$6.28	$—	$—	$—	$65,310
Crude Oil	6,299	72.40	—		—	6,299
NGL	1,290	44.48	—		—	1,290
Natural gas midstream	—		—	100,370	—	100,370
Coal royalties	—		24,426	—	—	24,426
Gain on the sale of property and equipment	12,312		—	—	—	12,312
Other	120		3,990	1,418	223	5,751

Total revenues	85,331	7.69	28,416	101,788	223	215,758

Expenses
Cost of midstream gas purchased	—	—	—	76,192	—	76,192
Operating expense	12,247	1.10	1,999	3,225	131	17,602
Exploration	12,873	1.16	—	—	—	12,873
Taxes other than income	4,380	0.39	242	424	110	5,156
General and administrative	4,124	0.37	2,630	3,076	6,609	16,439
Impairment of oil and gas properties	2,405	0.22	—	—	—	2,405
Depreciation, depletion and amortization	22,152	2.00	5,833	4,812	410	33,207

Total expenses	58,181	5.24	10,704	87,729	7,260	163,874

Operating income (loss)	$27,150	$2.45	$17,712	$14,059	$(7,037)	$51,884

Additions to property and equipment and acquisitions	$166,500		$93,449	$10,755	$1,775	$272,479

(a)	- Natural gas revenues are shown per Mcf, crude oil and NGL revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
	Amount	(per Mcfe)(a)
Nine Months Ended September 30, 2008

Production
Total natural gas, crude oil and NGLs (MMcfe)	33,655
Natural gas (MMcf)	29,869
Crude oil (MBbls)	331
NGLs (MBbls)	300
Coal royalty tons (thousands of tons)			24,975
Midstream system throughput volumes (MMcf)				68,915

Revenues
Natural gas	$295,636	$9.90	$—	$—	$—	$295,636
Crude Oil	37,442	113.12	—	—	—	37,442
NGLs	18,887	62.96	—	—	—	18,887
Natural gas midstream	—		—	601,127	(106,867)	494,260
Coal royalties	—		88,911	—	—	88,911
Gain on the sale of property and equipment	30,543		792	—	—	31,335
Other	883		21,307	6,458	42	28,690

Total revenues	383,391	11.39	111,010	607,585	(106,825)	995,161

Expenses
Cost of midstream gas purchased	—	—	—	513,778	(105,531)	408,247
Operating expense	43,370	1.29	9,522	15,031	(1,270)	66,653
Exploration	19,765	0.59	—	—	—	19,765
Taxes other than income	19,480	0.58	1,115	1,902	828	23,325
General and administrative	14,869	0.44	9,780	10,559	19,798	55,006
Depreciation, depletion and amortization	90,849	2.70	22,733	18,589	1,310	133,481

Total expenses	188,333	5.60	43,150	559,859	(84,865)	706,477

Operating income (loss)	$195,058	$5.79	$67,860	$47,726	$(21,960)	$288,684

Additions to property and equipment and acquisitions	$422,974		$25,186	$282,747	$(60,691)	$670,216

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
	Amount	(per Mcfe)(a)
Nine Months Ended September 30, 2007

Production
Total natural gas, crude oil and NGLs (MMcfe)	29,888
Natural gas (MMcf)	27,872
Crude oil (MBbls)	240
NGLs (MBbls)	96
Coal royalty tons (thousands of tons)			25,186
Midstream system throughput volumes (MMcf)				50,763

Revenues
Natural gas	$193,961	$6.96	$—	$—	$—	$193,961
Crude oil	14,985	62.44	—	—	—	14,985
NGL	3,458	36.02	—	—	—	3,458
Natural gas midstream	—		—	310,095	—	310,095
Coal royalties	—		73,455	—	—	73,455
Gain on the sale of property and equipment	12,239		197		—	12,436
Other	868		11,658	3,143	367	16,036

Total revenues	225,511	7.55	85,310	313,238	367	624,426

Expenses
Cost of midstream gas purchased	—	—	—	251,000	—	251,000
Operating expense	31,190	1.04	6,668	9,567	132	47,557
Exploration	23,610	0.79	—	—	—	23,610
Taxes other than income	13,249	0.44	832	1,280	634	15,995
General and administrative	11,026	0.37	7,989	9,119	18,405	46,539
Impairment of oil and gas properties	2,405	0.08	—	—	—	2,405
Depreciation, depletion and amortization	58,628	1.96	16,643	13,957	595	89,823

Total expenses	140,108	4.68	32,132	284,923	19,766	476,929

Operating income (loss)	$85,403	$2.87	$53,178	$28,315	$(19,399)	$147,497

Additions to property and equipment and acquisitions	$367,558		$146,915	$28,619	$4,913	$548,005

(a)	- Natural gas revenues are shown per Mcf, crude oil and NGL revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$91,795	$76,184	$276,687	$208,981
Adjustments:
Changes in operating assets and liabilities	5,727	2,736	41,399	17,242

Operating cash flow (a)	$97,522	$78,920	$318,086	$226,223

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$123,738	$17,114	$123,871	$45,395
Adjustments for derivatives:
Derivative losses included in operating income	1,504	1,597	4,129	3,500
Derivative losses (gains) included in other income	(125,132)	4,456	4,387	22,069
Cash settlements of derivatives	(19,755)	586	(46,740)	2,281
Impact of adjustments on minority interest (b)	16,755	(4,115)	13,649	(8,801)
Impact of adjustments on income tax expense (c)	49,139	(968)	9,339	(7,429)

	$46,249	$18,670	$108,635	$57,015
Less: Portion of subsidiary net income allocated to undistributed share-based compensation awards	(219)	(60)	(418)	(170)

Net income as adjusted (d)	$46,030	$18,610	$108,217	$56,845

Net income as adjusted per share, diluted	$1.08	$0.49	$2.57	$1.49

(a)	- Operating cash flow represents net cash provided by operating activities before changes in operating assets and liabilities. Management believes that operating cash flow is widely accepted as a financial indicator of an energy company’s ability to generate cash which is used to internally fund investing activities, service debt and pay dividends. Operating cash flow is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the energy industry. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(b)	- Minority interest for the three months ended September 30, 2008 and 2007 has been adjusted for the effect of incentive distribution rights and reflects the minority interest percentage of net income recognized for the nine months ended September 30, 2008 and 2007.
(c)	- The impact of these adjustments on PVA’s income tax expense reflects its effective tax rate of 38.0%.
(d)	- Net income as adjusted represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives and the effect of PVR’s net income allocated to PVR units that we own and have awarded under PVR’s long-term incentive compensation plan. Management believes this presentation is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry, as well as companies within the natural gas midstream industry. Management uses this information for comparative purposes within these industries. Net income as adjusted is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited

(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements As Adjusted” (a):

	Three Months Ended September 30 2008			Three Months Ended September 30 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$101,911	$—	$101,911	$65,310	$—	$65,310
Crude oil	13,764	—	13,764	6,299	—	6,299
NGLs	10,481	—	10,481	1,290	—	1,290
Natural gas midstream	184,914	(184,914)	—	100,370	(100,370)	—
Coal royalties	33,308	(33,308)	—	24,426	(24,426)	—
Gain on the sale of property and equipment	31,279	(770)	30,509	12,312	—	12,312
Other	9,955	(9,916)	39	5,751	(5,408)	343

Total revenues	385,612	(228,908)	156,704	215,758	(130,204)	85,554

Expenses
Cost of midstream gas purchased	155,564	(155,564)	—	76,192	(76,192)	—
Operating	23,437	(8,371)	15,066	17,602	(5,224)	12,378
Exploration	8,346	—	8,346	12,873	—	12,873
Taxes other than income	7,671	(969)	6,702	5,156	(666)	4,490
General and administrative	18,289	(7,618)	10,671	16,439	(5,980)	10,459
Impairment of oil and gas properties	—	—	—	2,405	—	2,405
Depreciation, depletion and amortization	49,978	(16,903)	33,075	33,207	(10,645)	22,562

Total expenses	263,285	(189,425)	73,860	163,874	(98,707)	65,167

Operating income	122,327	(39,483)	82,844	51,884	(31,497)	20,387

Other income (expense)
Interest expense	(11,938)	7,060	(4,878)	(10,843)	4,678	(6,165)
Derivatives	125,132	(15,742)	109,390	(4,455)	10,730	6,275
Equity earnings in PVG and PVR	—	15,771	15,771	—	7,380	7,380
Other	(4,088)	4,118	30	576	(426)	150

Income before minority interest and income taxes	231,433	(28,276)	203,157	37,162	(9,135)	28,027

Minority interest	28,276	(28,276)	—	9,135	(9,135)	—
Income tax expense	79,419	—	79,419	10,913	—	10,913

Net income	$123,738	$—	$123,738	$17,114	$—	$17,114

	Nine Months Ended September 30, 2008			Nine Months Ended September 30 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$295,636	$—	$295,636	$193,961	$—	$193,961
Crude oil	37,442	—	37,442	14,985	—	14,985
NGLs	18,887	—	18,887	3,458	—	3,458
Natural gas midstream	494,260	(494,260)	—	310,095	(310,095)	—
Coal royalties	88,911	(88,911)	—	73,455	(73,455)	—
Gain on the sale of property and equipment	31,335	(792)	30,543	12,436	(197)	12,239
Other	28,690	(27,765)	925	16,036	(14,801)	1,235

Total revenues	995,161	(611,728)	383,433	624,426	(398,548)	225,878

Expenses
Cost of midstream gas purchased	408,247	(408,247)	—	251,000	(251,000)	—
Operating	66,653	(23,217)	43,436	47,557	(16,235)	31,322
Exploration	19,765	—	19,765	23,610	—	23,610
Taxes other than income	23,325	(3,017)	20,308	15,995	(2,116)	13,879
General and administrative	55,006	(22,057)	32,949	46,539	(18,686)	27,853
Impairment of oil and gas properties	—	—	—	2,405	—	2,405
Depreciation, depletion and amortization	133,481	(41,322)	92,159	89,823	(30,600)	59,223

Total expenses	706,477	(497,860)	208,617	476,929	(318,637)	158,292

Operating income	288,684	(113,868)	174,816	147,497	(79,911)	67,586

Other income (expense)
Interest expense	(31,600)	17,366	(14,234)	(25,878)	11,842	(14,036)
Derivatives	(4,387)	6,424	2,037	(22,068)	20,927	(1,141)
Equity earnings in PVG and PVR	—	34,754	34,754	—	20,728	20,728
Other	(782)	3,072	2,290	2,536	(1,245)	1,291

Income before minority interest and income taxes	251,915	(52,252)	199,663	102,087	(27,659)	74,428

Minority interest	52,252	(52,252)	—	27,659	(27,659)	—
Income tax expense	75,792	—	75,792	29,033	—	29,033

Net income	$123,871	$—	$123,871	$45,395	$—	$45,395

(a)	- Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus minority interest which represents the portion of PVG’s consolidated results of operations that we do not own. PVA’s management believes equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on PVA’s operations.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited (continued)

(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet As Adjusted” (a):

	September 30 2008			December 31, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Assets
Current assets	$251,173	$(120,653)	$130,520	$244,072	$(114,707)	$129,365
Net property and equipment	2,399,454	(884,737)	1,514,717	1,899,014	(731,282)	1,167,732
Equity investment in PVG and PVR	—	228,615	228,615	—	202,297	202,297
Other assets	259,994	(242,046)	17,948	110,375	(96,262)	14,113

Total assets	$2,910,621	$(1,018,821)	$1,891,800	$2,253,461	$(739,954)	$1,513,507

Liabilities and shareholders’ equity
Current liabilities	$285,490	$(116,981)	$168,509	$261,899	$(133,918)	$127,981
Long-term debt of PVA	410,000	—	410,000	352,000	—	352,000
Long-term debt of PVR	558,100	(558,100)	—	399,153	(399,153)	—
Other liabilities and deferred taxes	327,075	(34,549)	292,526	251,149	(27,721)	223,428
Minority interests of subsidiaries	309,191	(309,191)	—	179,162	(179,162)	—
Shareholders’ equity	1,020,765	—	1,020,765	810,098	—	810,098

Total liabilities and shareholders’ equity	$2,910,621	$(1,018,821)	$1,891,800	$2,253,461	$(739,954)	$1,513,507

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows As Adjusted” (b):

	Three Months Ended September 30 2008			Three Months Ended September 30 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net income	$123,738	$—	$123,738	$17,114	$—	$17,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	49,978	(16,903)	33,075	33,207	(10,645)	22,562
Derivative contracts:
Total derivative losses (gains)	(123,628)	14,239	(109,389)	6,053	(12,034)	(5,981)
Cash settlements of derivatives	(19,755)	14,054	(5,701)	586	4,702	5,288
Minority interest	28,276	(28,276)	—	9,135	(9,135)	—
Investment in PVG and PVR	—	(15,771)	(15,771)	—	(7,380)	(7,380)
Gain on the sale of property and equipment	(31,279)	—	(31,279)	(12,312)	—	(12,312)
Impairment of oil and gas properties	—	—	—	2,405	—	2,405
Cash distributions from PVG and PVR	—	10,967	10,967	—	9,142	9,142
Other	70,192	1,130	71,322	22,732	89	22,821

Operating cash flow	97,522	(20,560)	76,962	78,920	(25,261)	53,659
Changes in operating assets and liabilities	(5,727)	10,853	5,126	(2,736)	5,366	2,630

Net cash provided by (used in) operating activities	91,795	(9,707)	82,088	76,184	(19,895)	56,289

Cash flows from investing activities
Acquisitions	(162,078)	156,791	(5,287)	(162,794)	93,423	(69,371)
Additions to property and equipment	(162,857)	16,062	(146,795)	(109,685)	10,781	(98,904)
Other	33,215	(982)	32,233	29,142	—	29,142

Net cash provided by (used in) investing activities	(291,720)	171,871	(119,849)	(243,337)	104,204	(139,133)

Cash flows from financing activities
Dividends paid	(2,351)	—	(2,351)	(2,130)	—	(2,130)
Distributions paid to minority interest holders	(17,917)	17,917	—	(12,937)	12,937	—
Borrowings from bank indebtedness	46,431	—	46,431	—	—	—
Net proceeds from (repayments of) PVA borrowings	(25,000)	—	(25,000)	86,000	—	86,000
Net proceeds from (repayments of) PVR borrowings	176,600	(176,600)	—	89,000	(89,000)	—
Other	(2,311)	3,454	1,143	(188)	—	(188)

Net cash provided by (used in) financing activities	175,452	(155,229)	20,223	159,745	(76,063)	83,682

Net increase (decrease) in cash and cash equivalents	(24,473)	6,935	(17,538)	(7,408)	8,246	838
Cash and cash equivalents-beginning balance	43,480	(25,942)	17,538	22,211	(22,211)	—

Cash and cash equivalents-ending balance	$19,007	$(19,007)	$—	$14,803	$(13,965)	$838

	Nine Months Ended September 30 2008			Nine Months Ended September 30 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net income	$123,871	$—	$123,871	$45,395	$—	$45,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	133,481	(41,322)	92,159	89,823	(30,600)	59,223
Derivative contracts:
Total derivative losses (gains)	8,516	(10,552)	(2,036)	25,569	(24,359)	1,210
Cash settlements of derivatives	(46,740)	33,279	(13,461)	2,281	8,963	11,244
Minority interest	52,252	(52,252)	—	27,659	(27,659)	—
Investment in PVG and PVR	—	(34,754)	(34,754)	—	(20,728)	(20,728)
Gain on the sale of property and equipment	(31,335)	—	(31,335)	(12,436)	—	(12,436)
Impairment of oil and gas properties	—	—	—	2,405	—	2,405
Cash distributions from PVG and PVR	—	32,447	32,447	—	20,051	20,051
Other	78,041	1,209	79,250	45,526	837	46,363

Operating cash flow	318,086	(71,945)	246,141	226,222	(73,495)	152,727
Changes in operating assets and liabilities	(41,399)	11,277	(30,122)	(17,241)	8,338	(8,903)

Net cash provided by operating activities	276,687	(60,668)	216,019	208,981	(65,157)	143,824

Cash flows from investing activities
Acquisitions	(278,185)	253,031	(25,154)	(239,018)	145,879	(93,139)
Additions to property and equipment	(392,031)	54,902	(337,129)	(308,987)	29,655	(279,332)
Other	33,954	(1,657)	32,297	29,385	(197)	29,188

Net cash used in investing activities	(636,262)	306,276	(329,986)	(518,620)	175,337	(343,283)

Cash flows from financing activities
Dividends paid	(7,037)	—	(7,037)	(6,370)	—	(6,370)
Distributions paid to minority interest holders	(45,829)	45,829	—	(36,402)	36,402	—
Borrowings from bank indebtedness	46,431		46,431	—	—	—
Net proceeds from PVA borrowings	58,000	—	58,000	193,500	—	193,500
Net proceeds from (repayments of) PVR borrowings	146,000	(146,000)	—	146,000	(146,000)	—
Net proceeds from issuance of PVR partners’ capital	138,015	(138,015)	—	—	—	—
Other	8,475	4,074	12,549	7,376	(860)	6,516

Net cash provided by financing activities	344,055	(234,112)	109,943	304,104	(110,458)	193,646

Net increase (decrease) in cash and cash equivalents	(15,520)	11,496	(4,024)	(5,535)	(278)	(5,813)
Cash and cash equivalents-beginning balance	34,527	(30,503)	4,024	20,338	(13,687)	6,651

Cash and cash equivalents-ending balance	$19,007	$(19,007)	$—	$14,803	$(13,965)	$838

(a)	- Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding minority interest which represents the portion of PVG’s consolidated balance sheet that PVA does not own and including other adjustments to eliminate inter-company transactions. PVA’s management believes equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on PVA’s assets, liabilities and shareholders’ equity.
(b)	- Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own and including other adjustments to eliminate inter-company transactions. PVA’s management believes equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on PVA’s cash flows.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited

(dollars in millions except where noted)

PVA is providing the following guidance regarding financial and operational expectations for 2008.

	Actual				Full-Year 2008 Guidance
	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	YTD 2008
Oil & Gas Segment:
Production:
Natural gas (Bcf) (a)	9.7	10.1	10.0	29.8	41.0	—		41.7
Crude oil (MBbls)	95	119	117	331.0	500.0	—		525.0
NGLs (MBbls)	34	109	157	300.0	425.0	—		450.0
Equivalent production (Bcfe)	10.6	11.4	11.7	33.7	46.5	—		47.5
Equivalent daily production (MMcfe per day)	115.6	125.7	127.2	123.0	127.0	—		129.8

Expenses:
Cash operating expenses ($ per Mcfe)	$2.34	2.30	2.29	2.31	2.20	—		2.30
Exploration	$4.8	6.7	8.3	19.8	26.0	—		28.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.53	2.76	2.79	2.70	2.70	—		2.80

Capital expenditures:
Development drilling	$79.1	96.1	145.6	320.8	420.0	—		425.0
Exploratory drilling	$5.4	6.1	6.6	18.1	28.0	—		36.0
Pipeline, gathering, facilities	$4.9	8.8	14.3	28.0	45.0	—		50.0
Seismic	$0.7	0.3	1.7	2.7	8.0	—		9.0
Lease acquisition, field projects and other	$4.6	15.1	67.7	87.4	89.0	—		90.0
Total segment capital expenditures	$94.7	126.4	235.9	457.0	590.0	—		610.0

Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	7.7	8.8	8.5	25.0	33.0	—		33.5

Revenues:
Average coal royalties per ton	$3.14	3.58	3.92	3.56	3.55	—		3.65
Other	$6.3	7.4	8.4	22.1	27.0	—		28.0

Expenses:
Cash operating expenses	$6.3	7.5	6.6	20.4	25.5	—		26.5
Depreciation, depletion and amortization	$6.4	7.5	8.8	22.7	30.0	—		31.0

Capital expenditures:
Expansion and acquisitions	$0.1	24.6	0.5	25.2	27.0	—		28.0
Maintenance capital expenditures	$—	—	—	—	0.2	—		0.3
Total segment capital expenditures	$0.1	24.6	0.5	25.2	27.2	—		28.3

Natural Gas Midstream Segment (PVR):
System throughput volumes (MMcf per day) (b)	190	262	302	252	270	—		280

Expenses:
Cash operating expenses	$8.1	8.9	10.5	27.5	37.0	—		39.0
Depreciation, depletion and amortization	$5.1	5.4	8.1	18.6	24.0	—		25.5

Capital expenditures:
Expansion and acquisitions	$16.4	86.3	196.6	299.3	325.0	—		335.0
Maintenance capital expenditures	$3.1	3.9	3.8	10.8	14.0	—		15.0
Total segment capital expenditures	$19.5	90.2	200.4	310.1	339.0	—		350.0

Corporate and Other:
General and administrative expense - PVA (c)	$5.9	6.6	5.6	18.1	24.0	—		25.0
General and administrative expense - PVG (c)	$0.6	0.6	0.5	1.7	2.3	—		2.5
Interest expense:
PVA average long-term debt outstanding	$374.5	417.5	424.3	402.4	430.0	—		440.0
PVA interest rate	5.0%	4.1%	4.1%	4.3%	4.3%	—		4.5%
Percentage capitalized (d)	11.0%	11.4%	10.7%	11.1%	10.5%	—		11.5%
PVR average long-term debt outstanding	$412.5	411.8	510.1	454.3	485.0	—		495.0
PVR interest rate assumed	5.3%	4.4%	4.5%	4.6%	4.6%	—		4.8%

Minority interest in PVG and PVR	$20.0	3.9	28.3	52.2		(e	)
Income tax rate	44%	64%	39%	38%		(f	)
Cash distributions received from PVG and PVR	$10.4	10.9	10.9	32.2		(g	)
Other capital expenditures	$0.3	0.2	0.7	1.2	1.0			1.5

These estimates are meant to provide guidance only and are subject to change as PVA’s and PVR’s operating environments change.

See Notes on subsequent pages.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

(dollars in millions except where noted)

Notes to Guidance Table:

(a)	The following table shows PVA’s current derivative positions for natural gas production in the oil and gas segment as of September 30, 2008:

	Average Volume Per Day	Weighted Average Price
		Additional Put Option	Floor	Ceiling
Natural gas costless collars	(in MMBtu)	(per MMBtu)
Fourth quarter 2008 (1)	10,000		$7.50	$9.10

Natural gas three-way collars (2)	(in MMBtu)	(per MMBtu)
Fourth quarter 2008	67,500	$5.89	$8.55	$11.26
First quarter 2009	65,000	$6.00	$8.67	$11.68
Second quarter 2009	40,000	$6.38	$8.75	$10.79
Third quarter 2009	40,000	$6.38	$8.75	$10.79
Fourth quarter 2009	30,000	$6.83	$9.50	$13.60
First quarter 2010	30,000	$6.83	$9.50	$13.60

Natural gas basis swaps	(in MMBtu)	(per MMBtu)
Fourth quarter 2008	15,000		$0.39

Crude oil three-way collars (2)	(in barrels)	(per barrel)
Fourth quarter 2008	500	$80.00	$110.00	$179.00
First quarter 2009	500	$80.00	$110.00	$179.00
Second quarter 2009	500	$80.00	$110.00	$179.00
Third quarter 2009	500	$80.00	$110.00	$179.00
Fourth quarter 2009	500	$80.00	$110.00	$179.00

Management estimates that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, oil and gas segment operating income for the last three months of 2008 would increase or decrease by approximately $11.6 million. In addition, management estimates that for every $5.00 per barrel increase or decrease in the oil price, oil and gas segment operating income would increase or decrease by approximately $1.3 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at forecasted levels. These estimated changes in oil and gas segment operating income exclude the potential cash receipts or payments in settling these derivative positions.

(1)	This position expires in October 2008.
(2)	A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that the Company will receive for the contracted commodity volumes. The purchased put establishes the minimum price that the Company will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

(dollars in millions except where noted)

(b)	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any. The following table shows current derivative positions for natural gas production in PVR’s natural gas midstream segment as of September 30, 2008:

	Average Volume Per Day	Weighted Average Price	Weighted Average Price - Collars
			Additional Put Option	Put	Call
Frac spread	(in MMBtu)	(per MMBtu)
Fourth quarter 2008	7,824	$5.02

Ethane sale swap	(in gallons)	(per gallon)
Fourth quarter 2008	34,440	$0.4700

Propane sale swaps	(in gallons)	(per gallon)
Fourth quarter 2008	26,040	$0.7175

Crude oil sale swaps	(in barrels)	(per barrel)
Fourth quarter 2008	560	$49.27

Natural gasoline collar	(in gallons)			(per gallon)
Fourth quarter 2008	6,300			$1.4800	$1.6465

Crude oil collar	(in barrels)			(per barrel)
Fourth quarter 2008	400			$65.00	$75.25

Natural gas sale swaps	(in MMBtu)	(per MMBtu)
Fourth quarter 2008	4,000	$6.97

Crude oil three-way collar (1)	(in barrels)			(per barrel)
First quarter 2009 through fourth quarter 2009	1,000		$70.00	$90.00	$119.25

Frac spread collar	(in MMBtu)			(per MMBtu)
First quarter 2009 through fourth quarter 2009	6,000			$9.09	$13.94

Management estimates that, excluding the derivative positions described above, for every $1.00 per MMBtu decrease or increase in the natural gas price, natural gas midstream gross margin and operating income for the last three months of 2008 would increase or decrease by approximately $1.4 million. In addition, management estimates that for every $5.00 per barrel increase or decrease in the oil price, natural gas midstream gross margin and operating income would increase or decrease by approximately $1.8 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at forecasted levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(1) A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that PVA or PVR will receive for the contracted commodity volumes. The purchased put establishes the minimum price that PVA or PVR will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

(c)	Year-to-date 2008 results and full-year 2008 guidance reflect increased incentive compensation costs in general and administrative expense.
(d)	PVA capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by GAAP.
(e)	PVA controls the general partner of PVG and owns a 77 percent limited partner interest in PVG. PVG’s operating results are included in PVA’s consolidated financial statements and minority interest reflected the 23 percent of PVG owned by parties other than PVA.
(f)	Deferred federal and state income taxes are expected to comprise approximately 65% to 75% of PVA’s income tax expense for the full year.
(g)	2008 amounts received are dependent primarily upon distributions paid by PVG.